Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Contacts:
Krister Romeyn
T 404 465 2231

Jim Fleming
T 404 465 2200

E IR@columbiapropertytrust.com

Columbia Property Trust Expands in Manhattan and
Enters Boston’s Back Bay with Acquisitions Totaling $588 Million

Transactions Demonstrate Continued Execution of Columbia’s Strategic Move
to a CBD and Multi-Tenant-Focused Portfolio

ATLANTA (January 8, 2015) - Columbia Property Trust, Inc. (NYSE:CXP) announced that it has expanded its holdings in Manhattan and entered Boston’s urban core through two acquisitions totaling $588 million.

Columbia acquired a two-property portfolio from Spear Street Capital in an off-market transaction for a total purchase price of approximately $436 million, which most significantly included 315 Park Avenue South, a newly-renovated, 341,330-square-foot, historic Class-A office building in Manhattan’s Gramercy Park submarket. Additionally, the portfolio included 1881 Campus Commons Drive, a 244,565-square-foot, Class-A office building in the Washington, D.C., submarket of Reston, Virginia. Separately, Columbia acquired the 274,218-square-foot, Class-A office building at 116 Huntington Avenue in Boston’s Back Bay district from Broadway Partners for a purchase price of $152 million, inclusive of capital credits.

These acquisitions were funded with a $300 million bridge loan, a $140 million draw under Columbia’s unsecured credit facility, and $148 million of cash on hand, primarily generated by 2014 disposition activity. These borrowings are expected to increase the company’s leverage to approximately 37% of gross real estate assets. Columbia expects to repay these borrowings with future disposition proceeds and other financings.

First-year projected net operating income (NOI) is expected to be a combined $17 million for 315 Park Avenue South and 1881 Campus Commons Drive and approximately $5.5 million for 116 Huntington Avenue. Current occupancy at 315 Park Avenue South is 95%, at 116 Huntington Avenue is 78%, and at 1881 Campus Commons Drive is 78%.

These acquisitions bring Columbia’s portfolio to approximately 59% CBD and 71% multi-tenant, based on annualized lease revenue as reported in the Company’s most recently filed supplemental financial information, for the quarter ended September 30, 2014, adjusted for these transactions.

“With these two significant transactions, we continue to execute our strategy of improving the overall quality of Columbia’s portfolio through investment in value creation opportunities in our target markets,” said Nelson Mills, President and CEO of Columbia Property Trust. “These acquisitions provide us with a greater presence in Manhattan as well as a significant foothold in Boston’s urban core - two of the nation’s most desirable markets. Each property offers favorable upside potential, with in-place rents below market and significant lease rollover in the next two to five years. We are confident that we can once again achieve our targeted returns on these projects with our demonstrated leasing capabilities.”

Built in 1910, 315 Park Avenue South combines historic architecture with modern upgrades from significant capital investments made since 2007. Set on a prominent corner at 24th Street, one block east of Madison Square Park, the 20-story multi-tenant building features double lobbies, efficient floor plates, and exterior advertising.

Located in the thriving Back Bay, Boston’s highest rent-achieving and best-performing submarket, 116 Huntington Avenue is an Energy Star-certified, 15-story office building constructed in 1991. The property boasts a diversified tenant roster, efficient floor plates, excellent transportation access, and unobstructed Back-Bay area views from the upper half of the building.

The multi-tenant, transit-oriented five-story building at 1881 Campus Commons was built in 1999 and significantly renovated over the past two years. It is situated in Reston, Virginia, a suburb of Washington, D.C., immediately south of the Dulles Toll Road.

About Columbia Property Trust
Columbia Property Trust, a publicly traded REIT, invests in high-quality commercial office properties in primary markets nationwide and has achieved an investment-grade rating from both Moody's and Standard & Poor’s rating services. As of January 8, 2015, Columbia Property Trust's portfolio consists of 38 office properties and one hotel, which included 55 operational buildings and comprised approximately 16.3 million square feet, located in 15 U.S. metropolitan statistical areas (MSAs). For information about Columbia Property Trust, visit www.ColumbiaPropertyTrust.com.

Forward-Looking Statements:
Certain statements contained in this press release other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2013, for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. The risk factors described in our Annual Report are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business.
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